Filed Pursuant to Rule 424(b)(3)

Registration No. 333-87218

Supplement Dated December 12, 2007

to the Prospectus Dated May 8, 2007

For

Market Value Adjusted Guaranteed Interest Account Annuity

Issued by PHL Variable Insurance Company

This supplement amends the prospectus dated May 8, 2007 for the above market value adjusted guaranteed interest account annuity and should be read with the prospectus.

Effective December 12, 2007, the following two paragraphs of the subsection titled “The Nature of the Contract and the MVA” on page 3 of your prospectus are deleted:

“The 3-year and 5-year MVA guarantee periods are not available options for the allocation of payment or transfer amounts for contracts purchased after July 18, 2003.

Contract owners with amounts allocated to guarantee periods purchased before, but expiring after July 18, 2003, may elect to begin a new guarantee period of the same duration.”

Dated: December 12, 2007	Please keep this supplement for future reference

TF947